Exhibit 99.1

               ARIAD Reports Third Quarter 2005 Results;
  Further Strengthening of Senior Management Team Positions ARIAD to
                      Achieve Future Milestones

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Nov. 2, 2005--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced financial results for the quarter ended September 30, 2005 and provided an update on progress towards achievement of 2005 goals, including revision of its guidance for cash used in operations for 2005.
    "Earlier this year, we highlighted ARIAD's next set of critical objectives: readiness to launch AP23573 in the U.S. ourselves, a partnership to commercialize AP23573 outside the U.S., and execution of the initial AP23573 registration trial in patients with soft-tissue and bone sarcomas," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. "To help meet these goals, we recently announced the addition of three new members of our senior management team: Rich Pascoe as chief commercial officer, John Loewy as vice president, biostatistics and outcomes research, and Shirish Harani as vice president, development operations and planning. These experienced pharmaceutical and biotechnology executives broaden and deepen our management team by adding substantial leadership strength and indispensable skill sets to advance our efforts towards achieving our previously stated objectives."
    ARIAD has also continued to advance the clinical development of AP23573, its lead oncology product candidate. AP23573 - a novel, potent mTOR inhibitor discovered by ARIAD scientists - is currently in Phase 2 and Phase 1b trials for the treatment of various solid tumors and hematologic malignancies.
    Dr. Berger further commented, "The Phase 2 clinical trial for AP23573 in the treatment of advanced sarcomas, our lead indication, has exceeded enrollment expectations and is progressing according to plan. We look forward to the opportunity to update the market and the clinical community on our progress in several areas of our global clinical development program for AP23573 in the coming weeks."

    Financial Highlights

    For the quarter ended September 30, 2005, the Company reported a net loss of $14.6 million, or $0.25 per share, as compared to $9.4 million, or $0.18 per share, for the quarter ended September 30, 2004. The increase in net loss for the quarter is due primarily to higher R&D expenses resulting from execution of the global development plan for its lead cancer product candidate, AP23573. During the quarter ended September 30, 2005, the Company raised $62.1 million in gross proceeds from the sale of 8,625,000 shares of its common stock in an underwritten secondary offering. The Company ended third quarter 2005 with $95.8 million in cash, cash equivalents, and marketable securities, compared with $75.5 million at the end of 2004.
    For the nine months ended September 30, 2005, cash used in operations was $31.8 million. As a result of continued progress in implementation of its global development plan for AP23573, including faster than anticipated enrollment of several key clinical trials and early planning for our initial registration trial, the Company has revised its guidance for cash used in operations in 2005 from a range of $39 to $42 million, to approximately $46 million.

    Upcoming Scientific Meetings

    Clinical investigators from major cancer centers will be presenting Phase 2 and Phase 1 data on AP23573 at the following meetings:

    -- AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics: Discovery, Biology, and Clinical
        Applications, Philadelphia, Pennsylvania, November 14-18,
        2005.

    -- Connective Tissue Oncology Society 11th Annual Meeting, Boca Raton, Florida, November 19-21, 2005.

    --  American Society of Hematology 47th Annual Meeting and
        Exposition, Atlanta, Georgia, December 10-13, 2005.

    Upcoming Investor Meetings

    ARIAD management will present updated overviews of the Company's progress and plans at several investor conferences - all to be webcast
- including the following:

    -- Rodman & Renshaw Techvest 7th Annual Healthcare Conference, New York, New York, November 7, 2005.

    -- SG Cowen 6th Annual Global Health Care Conference, Barcelona, Spain, November 10, 2005.

    -- Lazard Capital Markets Life Sciences Conference, New York, New York, November 30, 2005.

    Conference Call Reminder

    ARIAD will hold a live webcast of its quarterly conference call today at 8:30 a.m. (ET). The live webcast can be accessed by visiting the investor relations section of the Company's website at http://www.ariad.com/investor. The call can also be accessed by dialing 1-800-237-9752 (domestic) or 617-847-8706 (international) five minutes prior to the start time and providing the passcode 41537436. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for two weeks.

    About ARIAD

    ARIAD is engaged in the discovery and development of breakthrough medicines to treat disease by regulating cell signaling with small molecules. The Company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. Medinol Ltd. also is developing stents and other medical devices that deliver ARIAD's lead cancer product candidate to prevent reblockage at sites of vascular injury following stent-assisted angioplasty. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

    Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to accurately estimate the timing and actual research and development expenses and other costs associated with the preclinical and clinical development and manufacture of our product candidates, including the timing and costs related to the global development plan for AP23573 described in this release, the adequacy of our capital resources and the availability of additional funding, risks and uncertainties regarding our or our collaborator's ability to manufacture our product candidates on a commercial scale or to supply our product candidates to collaborators, risks and uncertainties regarding our ability to successfully enroll and conduct preclinical and clinical studies of product candidates, including our product candidate to treat various cancers described in this release and our collaborator's medical device product candidate to treat vascular disease, risks and uncertainties that clinical trial results at any phase of development may be adverse or may not be predictive of future results or lead to regulatory approval of any of our or any collaborator's product candidates, risks and uncertainties of third-party intellectual property claims relating to our and any collaborator's product candidates, and risks and uncertainties relating to regulatory oversight, the timing, scope, cost and outcome of legal proceedings, including litigation concerning our NF-(kappa)B patent portfolio, future capital needs, key employees, dependence on collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2004. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.


             ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands,
 except share and     Three Months Ended        Nine Months Ended
 per share data          September 30,             September 30,
                   ------------------------- -------------------------
                       2005         2004         2005         2004
                          (Unaudited)               (Unaudited)

Total license
 revenue           $       321  $       185  $       975  $       563
                    -----------  -----------  -----------  -----------

Operating expenses:
   Research and
    development         12,381        7,401       35,128       18,836
   General and
    administrative       2,892        2,386        7,808        7,169
                    -----------  -----------  -----------  -----------
       Total
        operating
        expenses        15,273        9,787       42,936       26,005
                    -----------  -----------  -----------  -----------

Other income, net          358          233          938          583
                    -----------  -----------  -----------  -----------
Net loss           $   (14,594) $    (9,379) $   (41,023) $   (24,859)
                    ===========  ===========  ===========  ===========

Net loss per
 common share
 (basic and
 diluted)          $      (.25) $      (.18) $      (.75) $      (.49)
                    ===========  ===========  ===========  ===========

Weighted average
 number of shares
 of common stock
 outstanding
 (basic and
 diluted)           57,662,708   52,544,234   54,474,950   50,840,247



           CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

                                          September 30,  December 31,
In thousands                                   2005           2004
                                          -------------  -------------
                                          (Unaudited)

Cash, cash equivalents and marketable
 securities                              $      95,826  $      75,506
Total assets                             $     110,216  $      87,189
Total liabilities                        $      24,670  $      19,749
Stockholders' equity                     $      85,546  $      67,440



    CONTACT: Investors:
             ARIAD Pharmaceuticals, Inc.
             Ed Fitzgerald, 617-621-2345
             or
             Media:
             Pure Communications
             Andrea Johnston, 910-681-1088